UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2010

VITESSE SEMICONDUCTOR CORPORATION

(Exact name of issuer as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-31614	77-0138960
(Commission File Number)	(IRS Employer Identification No.)

741 Calle Plano

Camarillo, California 93012

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (805) 388-3700

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 5.02 - DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Employment Agreement between Christopher Gardner and Vitesse Semiconductor Corporation (“Vitesse” or the “Company”)

On January 27, 2010, the Amended and Rested Employment Agreement, initially dated June 26, 2006 (the “Prior Employment Agreement”), between the Company and Christopher Gardner, the Company’s President and Chief Executive Officer, terminated by its terms.  On February 12, 2010, the Company entered into a new Employment Agreement with Mr. Gardner (the “2010 Employment Agreement”).  Pursuant to the terms of the 2010 Employment Agreement, Mr. Gardner will receive a base salary of $375,000 and is eligible to receive a target bonus of 100% of his base salary and a maximum bonus of 150% of his base salary.  The amount of any such bonus is subject to the discretion of the Company’s Compensation Committee.  In connection with entering into the 2010 Employment Agreement, the Company’s Compensation Committee granted Mr. Gardner 1,800,000 restricted stock units (“RSUs”) and stock options to purchase 1,800,000 shares.  The RSUs and stock options were granted pursuant to the terms of the Company’s amended and restated 2001 Stock Incentive Plan.  The stock options have an exercise price of $0.26 per share and vest 25% per year over four years.  The RSUs vest over three years, with one-third of the RSU grant vesting on each one-year anniversary of the date of grant.

If Mr. Gardner’s employment is terminated by him for Good Reason or by Vitesse other than For Cause, Mr. Gardner would be entitled to receive a lump sum payment equal to (a) two years of his base salary plus (b) two times his maximum target bonus plus (c) a pro rata portion (based upon the portion of the fiscal year prior to his termination date) of either (i) his target bonus or (ii) in the case of a termination for such reasons within 24 months following a Change of Control Event, a pro rata portion of the greater of his target bonus or the amount of his bonus in the prior fiscal year, whichever is greater.  If Mr. Gardner’s employment is terminated by Vitesse other than For Cause during the one-year period prior to a Change of Control Event and Mr. Gardner can demonstrate that his termination arose in connection with or anticipation of such Change of Control Event (including as a result of the request of a third party which had taken steps reasonably calculated to effect such Change of Control Event ), then all RSUs which are subject solely to time-based vesting and were outstanding immediately prior to Mr. Gardner’s final day of employment will become fully vested and, to the extent such Change of Control Event occurs during the six-month period following the termination date of Mr. Gardner’s employment, all of his outstanding options which are subject solely to time-based vesting shall become fully vested as of the Change of Control Event.  If Mr. Gardner’s employment is terminated by him for Good Reason or by the Company other than For Cause during the 24-month period following a Change of Control Event, then all outstanding stock options and RSUs which are subject solely to time-based vesting shall become fully vested.

The terms “Change of Control Event” and “For Cause” have substantially the same meanings in the 2010 Employment Agreement as in the Prior Employment Agreement.  The term “Good Reason” has substantially the same meaning in the 2010 Employment Agreement as in the Prior Employment Agreement except that it does not include a “Change of Control Event” as a basis for a “Good Reason” termination by Mr. Gardner.

The 2010 Employment Agreement contains a provision that would require Mr. Gardner to return any bonus payments earned if the Company were required to prepare an accounting restatement to correct an accounting error on an interim or annual financial statement included in a report on Form 10-Q or Form 10-K, due to material noncompliance with any financial reporting requirement under the federal securities laws, and the Company’s Board of Directors determines that misconduct by Mr. Gardner occurred and caused such restatement.

The 2010 Employment Agreement terminates on February 12, 2012.

The Company will file the 2010 Employment Agreement with its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.  The description of the terms of the 2010 Employment Agreement are qualified by reference to such filed agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 16, 2010

VITESSE SEMICONDUCTOR CORPORATION

	By:	/s/Richard C Yonker
Richard C. Yonker
Chief Financial Officer